Exhibit 99.2

Best Buy Comments on Status of Agreement with Dick Schulze

The deadline by which Mr. Schulze could make an offer to acquire the company expired yesterday, February 28, 2013, at the end of the day. The company received no such offer and will continue to focus on its transformation for the benefit of all of its stakeholders.

Media Contact:
Matt Furman
612-231-3993
matt.furman@bestbuy.com

Amy von Walter
(612) 437-5956
amy.vonwalter@bestbuy.com